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         REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS ON THE SCHEDULE


         Board of Directors
         Plasma-Therm, Inc.

         In connection with our audit of the consolidated financial statements of Plasma-Therm, Inc. and Subsidiary referred to in our report dated January 14, 1997, which is included in the Annual Report on Form 10-K for the year ended November 30, 1996, we have also audited Schedule II for each of the three years in the period ended November 30, 1996. In our opinion, the schedules present fairly, in all material respects, the information required to be set forth therein.

                                                 GRANT THORNTON LLP



Tampa, Florida
January 14, 1997





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